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                                                                      Exhibit 12

                             THE BF GOODRICH COMPANY
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                        (In millions, except for ratios)

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                                                                            YEAR ENDED DECEMBER 31,
                                                       -------------------------------------------------------------
                                                           1995         1996        1997        1998         1999
                                                           ----         ----        ----        ----         ----
COMPUTATION OF EARNINGS:
Income from continuing operations before
  income taxes, trust preferred distributions and
  cumulative effect of change in accounting
  method                                                    215.0        290.7       343.7       594.2        334.5
Add (Deduct):
  Fixed charges to add back                                 216.7        191.6       145.5       161.9        159.3
  Amortization of interest previously capitalized             1.4          1.3         1.5         2.1          2.3

EARNINGS                                                    433.1        483.6       490.7       758.2        496.1

COMPUTATION OF FIXED CHARGES
Interest expense, net of capitalized interest               203.3        177.9       132.5       148.4        143.9
Distrib. on trust preferred securities                        5.1         10.5        10.5        16.1         18.4
Portion of rent expense representing interest                13.4         13.7        13.0        13.5         15.4
Capitalized interest                                          3.7          7.8         6.8         5.1          3.5

FIXED CHARGES                                               225.5        209.9       162.8       183.1        181.2

RATIO OF EARNINGS TO FIXED CHARGES                          1.921        2.304       3.014       4.141        2.738
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